Exhibit 10.2

Management Incentive Plan
(amended September 13, 2023)

Grades 33 & Above

Objective

The purpose of the Management Incentive Plan (the “Plan”) is to reinforce individual employee behaviors that contribute to the mission, values, growth and profitability of Vail Resorts, Inc. and its wholly owned subsidiaries (collectively, the “Company”) by:

Rewarding and recognizing performance in one or more of the following areas:

•Financial - Financial results at the end of the fiscal year are compared to EBITDA targets determined at the beginning of the fiscal year. EBITDA (Earnings before Interest, Taxes and Depreciation and Amortization excluding stock-based compensation) results are consolidated into various divisions of the Company and are defined in the funding section below.

•Individual Employee Performance - Includes adherence to the Company’s mission and values.

Effective Dates

The Plan is effective and will remain in effect until amended or terminated. The Plan Year will run concurrently with the fiscal year under which the employee is governed.

Eligibility

All full-time employees of the Company at grade levels 33 and above during the measurement period as identified in the Company’s compensation grade structures are eligible to participate in the Plan.

Target Percentages

The target bonus percentages for employees are determined by the Compensation Committee in its sole discretion on a yearly basis by the end of the first quarter of each fiscal year and while the attainment of EBITDA performance targets are substantially uncertain.

Target Incentives

Each eligible employee’s target bonus incentive is calculated based on the target bonus percentage of his or her annual salary as of the last day of the measurement period the employee was classified in a Grade 33 or above position, except where proration rules apply as defined in the Proration sections.

Funding
The funding at the end of the fiscal year is based on the final EBITDA results of the Company’s business divisions and the eligible employee’s incentive target amounts as determined by the Compensation Committee and as defined in Exhibit A and B.

EBITDA Results for the Company are based on overall Vail Resorts EBITDA which includes all Mountain resorts, Lodging divisions and Retail divisions combined.

For all Vail Resorts Executives, the Plan is 100% funded based on Resort EBITDA.

The maximum amount that may be earned as an award under the Plan for any Plan year by any one eligible employee shall be $4,000,000.

Funding Variable
At each fiscal year-end, the funding will be based on the percentage of EBITDA target achieved. The schedule attached hereto as Exhibit A is used to determine the percent of the target incentive funded by overall Vail Resorts EBITDA performance. The Compensation Committee will establish the Resort EBITDA performance targets and corresponding funding levels and may amend Exhibit A by the end of the first quarter of each fiscal year and while the attainment of such goals is substantially uncertain. EBITDA results are rounded to the nearest whole percentage using simple rounding.

Individual Performance Rating Variable
For all employees excluding the Chief Executive Officer, the target incentive will be influenced based on individual performance. The Chief Executive Officer’s total bonus will be equal to, and based solely on, the funded target incentive amount.

Individual performance for all employees participating in the Plan will be determined through the applicable fiscal year performance review process, which will be determined by the Chief Executive Officer. With the exception of promoted employees, the final performance score will determine the incentive payment with higher performing employees receiving larger rewards than their lower performing peers. For those employees promoted into a higher-level position, any applicable incentive payments will be calculated by applying the Achieves Expectations performance variable to the incentive target for the new position.
Example Payout
•Grade 33 employee
•$200,000 annual salary
•Target incentive % = 42.5%
•Target incentive $ = $200,000 x 42.5% = $85,000
•Resort EBITDA results are at 101% of target
•Resort EBITDA funding = 107.5%

Accordingly, with the above, the funded incentive = 107.5% x 85,000 = $91,375.

The above employee receives an individual performance rating of “Achieves Expectations.”

•“Achieves Expectations” = 100% of funded incentive
•$91,375 x 100% - $91,375 payout.

Individual performance can multiply the incentive payout by 0% to 130% of the target amount as displayed in Exhibit B.

Proration for New Hires

An employee hired into a position eligible for this Plan will receive a prorated incentive for the Plan Year based on the hire date and following schedule. Anyone hired after April 30 will not be eligible to receive an award for that fiscal year, except at the sole discretion of the CEO.

Month of Hire	Prorate %
August, September, October	100%
November, December, January	67%
February, March, April	33%
May, June, July	0%

Proration for Internal Promotions

The proration calculation for employees who have been promoted into a Plan eligible position will be based on number of days in each role and performance rating earned in each position. For the purposes of this Plan, a promotion is defined as position change resulting in an increase in grade assignment and individual bonus target percentage.

Example of Prorated Bonus due to Promotion

Grade	Base Salary	Target %	Target $	Funding %	Performance Variable	# of Rounded Months	Prorated Payout
33 SVP	$250,000	42.5%	$106,250	100%	100%	92	$26,781
32 VP	$225,000	35.0%	$78,750	100%	100%	273	$58,901
Final Amount							$85,682
Pro-Ration for Leave of Absence
Employees who have a paid or unpaid leave of absence (not including vacation) that lasts more than 30 continuous days during the Plan Year will receive a prorated payment, unless required otherwise by applicable law or authorized in the sole discretion of the CEO. The proration will account for any time on leave beyond 30 continuous days. Employees who take a leave of absence lasting 30 or fewer continuous calendar days will not have their payment prorated. For example, an employee who takes a 28-day unpaid leave of absence will receive the same payment they would have had they not taken a leave of absence. An employee who takes a 60-day paid leave of absence will only have the last 30 days of their leave of absence prorated, resulting in a payment of about 11/12s of their full award.

Plan Payouts
Individual incentive determinations calculated in accordance with the terms of this Plan will be paid in cash or pursuant to equity awards granted under the Company’s equity compensation plan, or a combination thereof, at the discretion of the Compensation Committee, minus applicable deductions and withholding as required by law, by the close of the first quarter following the previous fiscal year end. Payouts will be rounded to the nearest whole dollar amount.

Termination of Employment
Incentive payments under the Plan do not vest until the date Plan payments are made. To be eligible to receive a payment, a participant must be employed by the Company on the date Plan payments are made. Employees whose employment ends prior to the payment date under the Plan for any fiscal year will not be eligible, subject to the discretion of the Compensation Committee. However, if an otherwise eligible employee is not employed as of the date of the payout under the Plan due to death or long-term disability under the Company long-term disability plan, such employee, if he or she would have otherwise received a payout under the Plan but for his or her death or disability, shall be entitled to receive a pro-rated payment for the portion of the fiscal year the employee was actively employed.

If an employee terminates employment and is subsequently rehired, eligibility under this Plan restarts with the employee’s rehire date.

Material Restatement of Financial Results
In the event that the Board determines there has been a material restatement of publicly issued financial results from those previously issued to the public , the Board will review all incentive payments made to executive officers on the basis of having met or exceeded specific performance targets and, if such payments would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of our company such payments made in excess of the amount that would have been paid based on the restated results. This will apply to all incentive payments made during the three-year period prior to the restatement, beginning with payments earned for the 2012 fiscal year. For purposes of this policy, the term “executive officers” has the meaning given in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and the term “incentive payments” means bonuses and awards under the Plan.

Plan Administration, Modification and Discontinuance
This Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the Plan and to make, amend, or nullify any rules and procedures deemed necessary for proper Plan administration, including, but not limited to, performance targets, results and extraordinary events. The EBITDA performance targets and corresponding funding levels shall be adjusted for acquisitions, divestitures, or board imposed unbudgeted expenses in the discretion of the Compensation Committee.

Notwithstanding the foregoing, no Plan payouts will be made until and unless the Compensation Committee has certified that the performance goals and all other material terms have been satisfied. The Compensation Committee has the sole discretion to modify the application of this Plan.

Continued Employment
The Plan is not intended to and does not give any employee the right to continued employment with the Company. The Plan does not create a contract of employment with any employee and does not alter the at-will nature of employee’s employment with the Company.

Exhibit A
EBITDA Funding Matrix*
(*Actual funding percentages round to one-hundredth of one percent for achievement percentage and funding percentage)

Percent of the EBITDA Target Obtained for the Division	Percent of Incentive Target Funded- Grade 33+
<80%	0.0%
80%	15.00%
81%	16.00%
82%	17.00%
83%	18.00%
84%	19.00%
85%	20.00%
86%	21.00%
87%	22.00%
88%	23.00%
89%	24.00%
90%	25.00%
91%	30.00%
92%	35.00%
93%	40.00%
94%	45.00%
95%	50.00%
96%	60.00%
97%	70.00%
98%	80.00%
99%	90.00%
100%	100.00%
101%	107.50%
102%	115.00%
103%	122.50%
104%	130.00%
105%	137.50%
106%	145.00%
107%	152.50%
108%	160.00%
109%	167.50%
110%	175.00%
111%	177.50%

Percent of the EBITDA Target Obtained for the Division	Percent of Incentive Target Funded- Grade 33+
112%	180.00%
113%	182.50%
114%	185.00%
115%	187.50%
116%	190.00%
117%	192.50%
118%	195.00%
119%	197.50%
>=120%	200.00%

Exhibit B
Performance Rating Variable
The following table illustrates how an individual’s performance rating will apply to the calculation of the overall Management Incentive Plan Payout.

Performance Rating Chart
Performance Rating	% Incentive Influenced
Greatly Exceeds Expectations	130%
Exceeds Expectations	120%
Achieves Expectations	100%
Meets Most Expectations	50%
Meets Some Expectations	0%